UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*
                             Hana Biosciences, Inc.
                                (Name of Issuer)

                         Common Stock, par value $.001
                         (Title of Class of Securities)

                                   40963P105
                                 (CUSIP Number)

                                  June 3, 2010
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

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                                                      13G/A                           Page 2 of 7 Pages


         CUSIP No. 40963P105

-------------------------------------- ------------------------------------- -------------------------------------
--------- --------------------------------------------------------------------------------------------------------

          1. names of reporting persons
          i.r.s. identification no. of above persons (entities only)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. check the appropriate box if a group*                                                      (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. sec use only



--------- --------------------------------------------------------------------------------------------------------

          4. citizenship or place of organization

          Delaware

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    number of
      shares             5. sole voting power                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   beneficially
     owned by            6. shared voting power                                                          242,991*
------------------- ---- -------------------------------------------- --------------------------------------------
       each
    reporting            7. sole dispositive power                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   person with:
                         8. shared dispostive power                                                      242,991*
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          9. aggregate amount beneficially owned by each reporting person                                242,991*
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

          10. check box if the aggregate amount in row (9) excludes certain shares (See Instructions)         [ ]
--------- --------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          11. percent of class represented by amount in row (9)                                              .3%*
--------- ------------------------------------------------------------------------- ------------------------------

          12. type of reporting person (See Instructions)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------


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                                                       13G/A                          Page 3 of 7 Pages

CUSIP No. 40963P105
--------------------------------------- ------------------------------------ -------------------------------------

--------- --------------------------------------------------------------------------------------------------------

          13. names of reporting persons
          i.r.s. identification no. of above persons (entities only)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. check the appropriate box if a group*                                                     (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. sec use only



--------- --------------------------------------------------------------------------------------------------------

          16. citizenship or place of organization

          United States of America

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    number of
      shares             17. sole voting power                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   beneficially
     owned by            18. shared voting power                                                         242,991*
------------------- ---- -------------------------------------------- --------------------------------------------
       each
    reporting            19. sole dispositive power                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   person with:
                         20. shared dispostive power                                                     242,991*
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          21. aggregate amount beneficially owned by each reporting person                               242,991*
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

          22. check box if the aggregate amount in row (9) excludes certain shares (See Instructions)        [ ]
--------- --------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          23. percent of class represented by amount in row (9)                                              .3%*
--------- ------------------------------------------------------------------------- ------------------------------

          24. type of reporting person (See Instructions)                                            IN
--------- ------------------------------------------------------------------------- ------------------------------


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                                                       13G/A                           Page 4 of 7 Pages

CUSIP No. 40963P105
--------------------------------------- ------------------------------------ --------------------------------------



Item 1.
        (a)  Name of Issuer:           Hana Biosciences, Inc.

        (b)  Address of Issuer's Principal Executive Offices:  7000 Shoreline Ct., Suite 370
                                                               South San Francisco, CA 94080

Item 2.

                                          This Schedule 13G/A (the "Schedule") is being filed with respect to shares of Common Stock (as defined below) of Hana Biosciences, Inc.
                                          (the "Issuer") which are beneficially owned by Perceptive Advisors LLC
        (a)  Name of Person Filing:       and Joseph Edelman (together, the "Reporting Persons").  See Item 4 below.


                                                                Perceptive Advisors LLC
        (b)  Address  of  Principal  Business  Office  or,     499 Park Avenue, 25th Floor
             if  none, Residence:                              New York, NY 10022

        (c)  Citizenship:                 Perceptive Advisors LLC  is  a  Delaware limited
                                          liability company and Joseph Edelman is a
                                          United States Citizen.

        (d)  Title of Class of            Common Stock, par value $.001 (the "Common Stock")
             Securities:



        (e)  CUSIP Number:                40963P105



            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the
Item 3.     person filing is a:
        (a) [ ]      Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]      Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ]      Investment company registered under section 8  of  the Investment Company Act  of  1940  (15
                     U.S.C 80a-8).
        (e) [ ]      An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ]      An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ]      A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ]      A savings associations as defined in Section 3(b)  of  the Federal Deposit Insurance Act (12
                     U.S.C. 1813);
        (i) [ ]      A  church plan that  is excluded from the definition of  an investment company under section
                     3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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                                                       13G/A                           Page 5 of 7 Pages

CUSIP No. 40963P105
--------------------------------------- ------------------------------------ --------------------------------------
                 Ownership.
Item 4.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                          The Reporting Persons beneficially own 242,991* shares of  Common Stock held  by  a  private investment fund  to  which Perceptive Advisors LLC
     (a)   Amount beneficially owned:     serves  as  the investment manager. Mr. Edelman is  the managing member of Perceptive Advisors LLC.

                                          The beneficial ownership of .3%* is based on the 84,844,815 outstanding
     (b)   Percent of class:           shares of Common Stock of the Issuer, as disclosed on the Issuer's Form
                                          8-K filed with the SEC on June 11, 2010.


              *Excludes 1,266,855 shares underlying common stock purchase warrants held by the Reporting Persons.
              Such warrants are not exercisable in the next sixty (60) days.

     (c)      Number of  shares  as  to  which the
              person has:

                  (i)      Sole power to vote or to direct the vote:
                                                                                        0
                  (ii)     Shared power to vote or to direct the vote:
                                                                                  242,991
                 (iii)     Sole power to dispose or to direct the disposition of:       0
                  (iv)     Shared power  to dispose or  to direct the disposition
                           of:                                                    242,991
Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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                                                       13G/A                          Page 6 of 7 Pages

CUSIP No. 40963P105
--------------------------------------- ------------------------------------ -------------------------------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person


Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on  by the
Parent Holding Company or Control Person.

Not applicable.


Item 8.  Identification and Classification of Members of the Group.

Not applicable.


Item 9. Notice of Dissolution of Group.


Not applicable.

Item 10.  Certification

                The  following  certification  shall   be  included  if   the  statement  is  filed  pursuant  to
                ss.240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities
(a)                  referred to above were acquired and  are  held  in  the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of  the issuer of  the securities and were not acquired and are not held in connection with or as  a participant in any transaction having that purpose or effect.  [X]



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                                                        13G/A                         Page 7 of 7 Pages

CUSIP No. 40963P105
--------------------------------------- ------------------------------------ -------------------------------------

                                               SIGNATURE


         After reasonable inquiry and  to  the  best  of  my knowledge and belief, I  certify that  the information set forth in this statement is true, complete and correct.


--------------------------------------- ------------------------------------ -------------------------------------
June 14, 2010
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title
June 14, 2010
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

--------------------------------------- ------------------------------------ -------------------------------------

The original statement shall  be signed by  each person on  whose behalf the statement is filed or  his authorized representative. If  the statement  is  signed  on  behalf  of  a  person  by  his authorized representative other  than  an executive officer  or general partner of  the filing person, evidence of the representative's authority to  sign  on behalf of  such person shall  be  filed with the statement, provided, however, that  a  power  of attorney for  this purpose which  is  already on  file  with  the
Commission may  be incorporated by reference. The  name  and  any  title  of  each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of  the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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